FOR IMMEDIATE RELEASE               Contact:  Genesis Energy, L.P.
                                              Ross A Benavides
                                              Chief Financial Officer
                                              (713) 860-2528


          GENESIS ENERGY, L.P. ANNOUNCES EXPOSURE TO ENRON

       December 3, 2001 -- Genesis Energy, L.P. (AMEX:GEL) announced today that its potential net exposure to Enron is approximately $21 million. In November, Genesis Energy delivered approximately 955,000 net barrels of crude oil to Enron. Pursuant to the delivery contracts, the entire $21 million is due and payable on December 20, 2001. Should Enron not meet its obligation, defaults under Genesis Energy?s debt instruments may occur and Genesis Energy may be required to suspend its distributions beginning with the fourth quarter distribution of 2001 scheduled to be paid on February 14, 2002.

       If Enron is unable to meet its obligation to make the $21 million payment on December 20, 2001, Genesis Energy may default under its master credit support agreement with Salomon Smith Barney (Salomon) and its working capital facility. Genesis Energy has initiated discussions with its lenders regarding the potential defaults. Management plans to continue to take all appropriate action to protect the interests of Genesis and its unitholders.

       On November 26, 2001, Salomon amended and extended its master credit support agreement with Genesis Energy in an amount of $100 million, which was scheduled to terminate on December 31, 2001, through March 31, 2002. Genesis Energy is seeking to replace the master credit support agreement with Salomon and its existing working capital facility with a third party $100 million facility for letters of credit and working capital borrowings. Due to Enron-related events, Genesis Energy may not be able to obtain such new third-party facility.

       On August 10, 2001, GEL Acquisition Partners, L.P. (GA Partnership) and Genesis Energy announced that Salomon and GA Partnership had executed a definitive agreement to transfer ownership of Genesis Energy, L.L.C., the general partner of Genesis Energy, to GA Partnership. It was previously announced that the transaction was expected to close on or before November 30, 2001. The parties have extended the definitive agreement to December 31, 2001, but the consummation of the transaction remains subject to the conditions set forth in the definitive agreement.

       Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, Mississippi, New Mexico, Kansas and Oklahoma.

       This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, its goals may not be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, ability to make acquisitions, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.

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